KINGSTONE

**FOR IMMEDIATE RELEASE**

# Kingstone Announces 2021 First Quarter Financial Results and Full Year 2021 Guidance

**Kingston, NY — May 13, 2021 – Kingstone Companies, Inc. (Nasdaq: KINS)** (the "Company" or "Kingstone"), a Northeast regional property and casualty insurance holding company, today announced its financial results for the quarter ended March 31, 2021 and certain full year 2021 guidance. The Company will host a conference call for analysts and investors on May 14, 2021 at 8:30 a.m. Eastern Time, as previously announced on April 27, 2021.

**2021 First Quarter Financial and Operational Highlights**
*(All results are compared to prior year period unless otherwise noted)*

- Loss per share of ($0.03) compared to ($0.50); Operating loss per share[1] of ($0.25) compared to ($0.03)
- Direct written premiums[1] from personal lines grew by 5%; Total direct written premiums[1] grew by 3.9%
- Net premiums earned from personal lines grew by 45% following the Company's exit from its 25% personal lines quota share treaty in December 2020; Total net premiums earned increased 28.4% to $34.6 million
- Net combined ratio increased to 107.2% from 99.9% driven by an increase in the net loss ratio to 65.2% from 60.8%
- Net investment income increased 7.0% to $1.8 million
- Realized gains increased to $1.1 million compared to $0.3 million and unrealized gains on equity securities increased to $1.8 million compared to an unrealized loss of $6.7 million
- Book value per share of $8.34

**Annual Meeting of Stockholders**

The Company also announced that the 2021 Annual Meeting of Stockholders will be held on Tuesday, August 10, 2021 at 9:00 A.M. at 15 Joys Lane, Kingston, New York. Stockholders of record as of the close of business on June 17, 2021 will be entitled to vote at the Annual Meeting.

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[1] These measures are not based on accounting principles generally accepted in the United States ("GAAP") and are defined and reconciled below to the most directly comparable GAAP measures.

**Management Commentary**

Barry Goldstein, Kingstone's Chief Executive Officer, elaborated on the Company's results:

"What a difference a year makes. Last year at this time, we were all in lockdown, new to remote work, and fearful about what this pandemic would mean for the health of our families and friends, our businesses and the global economy. While this is far from over, those lucky enough to live in the US and have access to vaccines are seeing better days ahead. Our hearts go out to all who have been or are being impacted around the world. Thank you to our health care workers, and to our elected officials who enabled this recovery. And thank you to our producers and employees who continue to put the needs of our policyholders first during these most difficult of times.

Operating and Investment Results

Financial results in Q1 were encouraging. We had very low catastrophe losses during the quarter and more of an average winter for non-cat losses. In comparison, 2020 was extremely mild. While we had an operating loss for the quarter, this is typical given our footprint in the Northeast. The combined ratio was three points lower than the average of the last five years.

Our investment income was up 7% to an all-time high quarterly net of $1.8 million. The increase is attributable to higher returns associated with an increased allocation to preferred stocks Realized gains and the growth in unrealized gains in our equity portfolio added almost $3 million of pre-tax profits to our results. This is compared to a $6.4 million decline last year when the markets fell due to the uncertainty of COVID. Our solid investment results largely offset the underwriting loss."

Meryl Golden, Kingstone's Chief Operating Officer, continued:

"We continue to make great progress on our Kingstone 2.0 initiatives to modernize the company. During the quarter we added digital imagery capabilities to our underwriting processes which should improve service and reduce costs. We are on track with retiring our legacy systems by the end of next year and with the introduction of our new more highly segmented homeowners product in New York later this year.

We continue to grow our business but at a more modest rate as we have been focused on improving profitability. The many rate and underwriting actions that we have taken starting almost two years ago will show in our results post this winter quarter. As communicated previously, we expect direct written premium growth for the full year in the 5-7% range. And, absent a major landfall storm, we expect the 2021 full year combined ratio will be in the range of 88%-92%, and with neutral debt and equity markets should allow us to return to providing a double digit ROE."

See "Forward-Looking Statements" below.

**Financial Highlights Table**

| ($ in thousands except per share data) | Three Months Ended March 31, 2021 | 2020 | % Change |
|---|---|---|---|
| Direct written premiums[1] | $ 38,129 | $ 36,697 | 3.9% |
| Net written premiums[1] | $ 30,800 | $ 23,191 | 32.8% |
| Net premiums earned | $ 34,589 | $ 26,941 | 28.4% |
| Total ceding commission revenue | $ (1) | $ 3,831 | -100.0% |
| Net investment income | $ 1,783 | $ 1,666 | 7.0% |
| Net gains (losses) on investments | $ 2,960 | $ (6,444) | 145.9% |
| | | | |
| U.S. GAAP Net loss | $ (311) | $ (5,444) | 94.3% |
| U.S. GAAP Diluted loss per share | $ (0.03) | $ (0.50) | 94.0% |
| | | | |
| Comprehensive loss | $ (3,643) | $ (10,840) | 66.4% |
| Net operating loss [1] | $ (2,650) | $ (353) | -650.7% |
| Net operating diluted loss[1] per share | $ (0.25) | $ (0.03) | -733.3% |
| | | | |
| Return on average equity (annualized) | -1.4% | -26.4% | 25 pts |
| | | | |
| Net loss ratio | 65.2% | 60.8% | 4.4 pts |
| Net underwriting expense ratio | 42.0% | 39.1% | 2.9 pts |
| Net combined ratio | 107.2% | 99.9% | 7.3 pts |
| | | | |
| Effect of catastrophes and prior year loss development on net combined ratio[1] | 0.7 pts | 0.7 pts | 0 pts |
| | | | |
| Net combined ratio excluding effect of catastrophes and prior year loss development[1] | 106.5% | 99.2% | 7.3 pts |

1 These measures are not based on GAAP and are defined and reconciled below to the most directly comparable GAAP measures.

## 2021 First Quarter Financial Review

*Net (Loss):*

There was a net loss of $0.3 million during the three-month period ended March 31, 2021, compared to a net loss of $5.4 million in the prior year period. The net loss in the latest three-month period can be attributed to an operating loss of $2.7 million offset by an after-tax gain on investments of $2.4 million. For the prior year quarter, the net loss of $5.4 million was comprised of an operating loss of $0.4 million and an after-tax loss on investments of $5.1 million.

*Earnings (loss) per share ("EPS"):*

Kingstone reported a loss of ($0.03) per diluted share for the three months ended March 31, 2021, compared to a loss of ($0.50) per diluted share for the three months ended March 31, 2020. EPS for the three-month periods ended March 31, 2021 and 2020 was based on 10.7 million and 10.8 million weighted average diluted shares outstanding, respectively.

*Direct Written Premiums,[1] Net Written Premiums[1] and Net Premiums Earned*

Direct written premiums[1] for the first quarter of 2021 were $38.1 million, an increase of $1.4 million or 3.9% from $36.7 million in the prior year period. The increase is primarily attributable to a $1.7 million increase in premiums from our personal lines business, offset by a $0.4 million decrease in livery physical damage due to the Covid-19 pandemic.

Net written premiums[1] increased 32.8% to $30.8 million during the three-month period ended March 31, 2021 from $23.2 million in the prior year period. The increase in the first quarter was attributable to the exit from the 25% personal lines quota share treaty on December 30, 2020.

Net premiums earned for the quarter ended March 31, 2021 increased 28.4% to $34.6 million, compared to $26.9 million for the quarter ended March 31, 2020. The increase was attributable to the exit from the 25% personal lines quota share treaty on December 30, 2020 and the decrease of $1.7 million in commercial lines premiums, a line of business from which the Company completed its run-off in September 2020.

*Net Loss Ratio*:

For the quarter ended March 31, 2021, the Company's net loss ratio was 65.2%, compared to 60.8% in the prior year period. The loss ratio is higher than the prior year period due to a higher frequency of non-weather water losses which added approximately 2 points to the loss ratio as well as 2 severe fire claims which added approximately 2 points to the loss ratio.

*Net Other Underwriting Expense Ratio*:

For the quarter ended March 31, 2021, the net underwriting expense ratio was 42.0% as compared to 39.1% in the prior year period, an increase of 2.9 percentage points. The 2.9 percentage point increase is primarily attributable to the exit from the 25% personal lines quota share treaty, the decrease in both provisional ceding and contingent commissions from prior year quota shares and an increase in contingent commission expense of $0.4 million during the period due to projected increased profitability in the personal lines book. Net other underwriting expenses were 4.4% lower than the prior year quarter.

_______________

[1] These measures are not based on GAAP and are defined and reconciled below to the most directly comparable GAAP measures.

**Balance Sheet / Investment Portfolio**

Kingstone's cash and investment holdings were $220.7 million at March 31, 2021 compared to $201.6 million at March 31, 2020. The Company's investment holdings are comprised primarily of investment grade corporate, mortgage-backed and municipal securities, with fixed income investments representing approximately 79.0% of total investments at March 31, 2021 and 88.4% at March 31, 2020. The Company's effective duration on its fixed-income portfolio is 4.7 years.

Net investment income increased 7.0% to $1.8 million for the first quarter of 2021 from $1.7 million in the prior year period.

Accumulated Other Comprehensive Income/Loss (AOCI), net of tax

As of March 31, 2021, AOCI was $6.5 million compared to a loss of $(0.6) million at March 31, 2020. The decline from the AOCI at December 31, 2020 of $9.9 million is attributable to the increase in realized gains and the increase in interest rates since December 31, 2020.

**Book Value**

The Company's book value per share at March 31, 2021 was $8.34, an increase of 17% compared to $7.13 at March 31, 2020 and a decline of 4.6% from the December 31, 2020 amount.

| | 31-Mar-21 | 31-Dec-20 | 30-Sep-20 | 30-Jun-20 | 31-Mar-20 |
|---|---|---|---|---|---|
| **Book Value Per Share** | $ 8.34 | $ 8.74 | $ 8.37 | $ 8.40 | $ 7.13 |
| *% Increase from specified period to 3/31/21* | | *-4.6%* | *-0.4%* | *-0.7%* | *17.0%* |

**FOR ADDITIONAL INFORMATION PLEASE VISIT OUR WEBSITE AT WWW.KINGSTONECOMPANIES.COM.**

**Conference Call Details**

Management will discuss the Company's operations and financial results in a conference call on Friday, May 14, 2021, at 8:30 a.m. ET.

The dial-in numbers are:
(877) 407-3105 (U.S.)
(201) 493-6794 (International)

**Accompanying Webcast**

The call will be simultaneously webcast over the Internet via the Kingstone website or by clicking on the conference call link:

Kingstone Companies Q1 2021 Earnings Call Webcast

The webcast will be archived and accessible for approximately 30 days.

**Definitions and Non-GAAP Measures**

**Direct written premiums** represent the total premiums charged on policies issued by the Company during the respective fiscal period. **Net premiums written** are direct written premiums less premiums ceded to reinsurers. Net premiums earned, the GAAP measure most comparable to direct written premiums and net premiums written, are net premiums written that are pro-rata earned during the fiscal period presented. All of the Company's policies are written for a twelve-month period. Management uses direct written premiums and net premiums written, along with other measures, to gauge the Company's performance and evaluate results.

**Core direct written premiums** - represents the total premiums charged on policies issued by the Company during the respective fiscal period from its business located in New York.

**Expansion direct written premiums** - represents the total premiums charged on policies issued by the Company during the respective fiscal period from its business located in other states (i.e., outside New York).

**Net operating income (loss)** - is net income (loss) exclusive of realized investment gains (losses), net of tax. Net income (loss) is the GAAP measure most closely comparable to net operating income (loss).

Management uses net operating income (loss) along with other measures to gauge the Company's performance and evaluate results, which can be skewed when including realized investment gains (losses), and may vary significantly

between periods. Net operating income (loss) is provided as supplemental information, not as a substitute for net income (loss) and does not reflect the Company's overall profitability.

**Net combined ratio excluding effect of catastrophes and prior year loss development** - is a non-GAAP ratio, which is computed as the difference between GAAP net combined ratio and the effect of catastrophes and prior year loss development on the net combined ratio.

We believe that these ratios are useful to investors and they are used by management to reveal the trends in our business that may be obscured by catastrophe losses and prior year loss development. Catastrophe losses cause our loss ratios to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the net loss ratio and net combined ratio. Prior year loss development can cause our loss ratio to vary significantly between periods and separating this information allows us to better compare the results for the current accident period over time. We believe these measures are useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. We also provide them to facilitate a comparison to our outlook on the net combined ratio excluding the effect of catastrophes and prior year loss development. The most directly comparable GAAP measure is the net combined ratio. The net combined ratio excluding the effect of catastrophes and prior year loss development should not be considered a substitute for the net combined ratio and does not reflect the Company's net combined ratio.

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**The table below reconciles direct written premiums and net written premiums to net premiums earned for the periods presented:**

| | For the Three Months Ended March 31, | | | |
|---|---|---|---|---|
| | 2021 | 2020 | $ Change | % Change |
| (000's except percentages) | | | | |
| **Direct and Net Written Premiums Reconciliation:** | | | | |
| **Direct written premiums** | $ 38,129 | $ 36,697 | $ 1,432 | 3.9 % |
| Assumed written premiums | - | - | - | - % |
| Ceded written premiums | (7,329) | (13,506) | 6,177 | (45.7) % |
| **Net written premiums** | 30,800 | 23,191 | 7,609 | 32.8 % |
| Change in unearned premiums | 3,789 | 3,750 | 39 | 1.0 % |
| **Net premiums earned** | **$ 34,589** | **$ 26,941** | **$ 7,648** | **28.4 %** |

**The following table reconciles net operating loss to net loss for the periods indicated:**

| (000's except per common share amounts and percentages) | Three Months Ended March 31, 2021 | | Three Months Ended March 31, 2020 | |
|---|---|---|---|---|
| | Amount | Diluted loss per common share | Amount | Diluted earnings (loss) per common share |
| **Net Loss and Diluted Earnings (Loss) per Common Share Reconciliation:** | | | | |
| **Net loss** | **$ (311)** | **$ (0.03)** | **$ (5,444)** | **$ (0.50)** |
| Net realized (gain) loss on investments | (2,960) | | 6,444 | |
| Less tax (expense) benefit on net realized (gain) loss | (622) | | 1,353 | |
| Net realized (gain) loss on investments, net of taxes | (2,338) | **$ (0.22)** | 5,091 | **$ 0.47** |
| **Net operating loss** | **$ (2,650)** | **$ (0.25)** | **$ (353)** | **$ (0.03)** |
| Weighted average diluted shares outstanding | 10,676,298 | | 10,807,841 | |

*(Amount components may not sum to totals due to rounding)*

**The following table reconciles the net combined ratio excluding catastrophes and prior year loss development to the net combined ratio for the periods presented:**

| | For the Three Months Ended March 31, | | | |
|---|---|---|---|---|
| | **2021** | **2020** | **Percentage Point Change** | |
| **Net Combined Ratio Excluding Catastrophes and Prior Year Development Reconciliation:** | | | | |
| **Net Combined Ratio Excluding Catastrophes and Prior Year Development** | **106.5%** | **99.7%** | **6.8** | **pts** |
| Effect of catastrophe losses and prior year development | | | | |
| Catastrophe losses | 0.7% | 0.7% | - | pts |
| Prior year development | 0.0% | -0.5% | 0.5 | pts |
| Effect of catastrophe losses and prior year development on net loss and loss adjustment expenses | 0.7% | 0.2% | 0.5 | pts |
| Net underwriting expense ratio | 0.0% | 0.0% | - | pts |
| Total effect of catastrophe losses and prior year development | 0.7% | 0.2% | 0.5 | pts |
| **Net combined ratio** | **107.2%** | **99.9%** | **7.3** | **pts** |

**The following table reconciles the net combined ratio excluding catastrophes to the net combined ratio for the periods presented:**

| | For the Three Months Ended March 31, | | | |
|---|---|---|---|---|
| | 2021 | 2020 | Percentage Point Change | |
| **Net Combined Ratio Excluding Catastrophes Reconciliation:** | | | | |
| **Net Combined Ratio Excluding Catastrophes** | **106.5%** | **99.2%** | **7.3** | **pts** |
| Catastrophe losses | 0.7% | 0.7% | - | pts |
| **Net combined ratio** | **107.2%** | **99.9%** | **7.3** | **pts** |

**The following table summarizes gross and net written premiums, net premiums earned, net loss and loss adjustment expenses and net loss ratio by major product type, which were determined based primarily on similar economic characteristics and risks of loss.**

| | For the Three Months Ended March 31, | |
|---|---|---|
| | **2021** | **2020** |
| **Gross premiums written:** | | |
| Personal lines(3) | $ 36,158,493 | $ 34,434,836 |
| Livery physical damage | 1,903,992 | 2,314,401 |
| Other(1) | 67,107 | 74,855 |
| Total without commercial lines | 38,129,592 | 36,824,092 |
| Commercial lines (in run-off effective July 2019)(2) | (475) | (127,163) |
| Total gross premiums written | $ 38,129,117 | $ 36,696,929 |
| **Net premiums written:** | | |
| Personal lines(3) | $ 28,829,812 | $ 21,211,481 |
| Livery physical damage | 1,903,992 | 2,314,401 |
| Other(1) | 66,281 | 58,579 |
| Total without commercial lines | 30,800,085 | 23,584,461 |
| Commercial lines (in run-off effective July 2019)(2) | (475) | (393,787) |
| Total net premiums written | $ 30,799,610 | $ 23,190,674 |
| **Net premiums earned:** | | |
| Personal lines(3) | $ 32,765,087 | $ 22,599,634 |
| Livery physical damage | 1,765,276 | 2,606,579 |
| Other(1) | 59,330 | 50,149 |
| Total without commercial lines | 34,589,693 | 25,256,362 |
| Commercial lines (in run-off effective July 2019)(2) | (475) | 1,685,088 |
| Total net premiums earned | $ 34,589,218 | $ 26,941,450 |
| **Net loss and loss adjustment expenses(4):** | | |
| Personal lines | $ 20,756,653 | $ 12,514,568 |
| Livery physical damage | 687,412 | 780,570 |
| Other(1) | 30,349 | 48,797 |
| Unallocated loss adjustment expenses | 1,006,281 | 769,812 |
| Total without commercial lines | 22,480,695 | 14,113,747 |
| Commercial lines (in run-off effective July 2019)(2) | 79,977 | 2,272,074 |
| Total net loss and loss adjustment expenses | $ 22,560,672 | $ 16,385,821 |
| **Net loss ratio(4):** | | |
| Personal lines | 63.3% | 55.4% |
| Livery physical damage | 38.9% | 29.9% |
| Other(1) | 51.2% | 97.3% |
| Total without commercial lines | 65.0% | 55.9% |
| Commercial lines (in run-off effective July 2019)(2) | na | 134.8% |
| Total | 65.2% | 60.8% |

1. "Other" includes, among other things, premiums and loss and loss adjustment expenses from our participation in a mandatory state joint underwriting association and loss and loss adjustment expenses from commercial auto.
2. In July 2019, the Company decided that it will no longer underwrite Commercial Liability risks. See discussions above regarding the discontinuation of this line of business.
3. See discussion with regard to "Direct Written Premiums, Net Written Premiums and Net Premiums Earned" above.
4. See discussions above with regard to "Net Loss Ratio".

KINGSTONE COMPANIES, INC. AND SUBSIDIARIES

**Consdensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)**

| | For the Three Months Ended March 31, | |
|---|---|---|
| | **2021** | **2020** |
| **Revenues** | | |
| Net premiums earned | $ 34,589,218 | $ 26,941,450 |
| Ceding commission revenue | (1,065) | 3,831,099 |
| Net investment income | 1,783,196 | 1,665,844 |
| Net gains (losses) on investments | 2,960,407 | (6,444,418) |
| Other income | 171,446 | 259,630 |
| Total revenues | 39,503,202 | 26,253,605 |
| **Expenses** | | |
| Loss and loss adjustment expenses | 22,560,672 | 16,385,821 |
| Commission expense | 8,223,839 | 7,855,927 |
| Other underwriting expenses | 6,467,042 | 6,761,792 |
| Other operating expenses | 1,352,306 | 1,236,895 |
| Depreciation and amortization | 822,340 | 687,094 |
| Interest expense | 456,545 | 456,545 |
| Total expenses | 39,882,744 | 33,384,074 |
| Loss before taxes | (379,542) | (7,130,469) |
| Income tax benefit | (68,445) | (1,686,266) |
| **Net loss** | (311,097) | (5,444,203) |
| **Other comprehensive loss, net of tax** | | |
| Gross change in unrealized losses on available-for-sale-securities | (3,823,279) | (6,727,489) |
| Reclassification adjustment for gains | - | - |
| included in net loss | (394,297) | (102,222) |
| Net change in unrealized losses | (4,217,576) | (6,829,711) |
| Income tax benefit related to items of other comprehensive loss | 885,692 | 1,434,240 |
| **Other comprehensive loss, net of tax** | (3,331,884) | (5,395,471) |
| **Comprehensive loss** | $ (3,642,981) | $ (10,839,674) |
| **Loss per common share:** | | |
| Basic | $ (0.03) | $ (0.50) |
| Diluted | $ (0.03) | $ (0.50) |
| **Weighted average common shares outstanding** | | |
| Basic | 10,676,298 | 10,807,841 |
| Diluted | 10,676,298 | 10,807,841 |
| **Dividends declared and paid per common share** | $ 0.0400 | $ 0.0625 |

**Condensed Consolidated Balance Sheets**

| | March 31, 2021 | December 31, 2020 |
|---|---|---|
| | (unaudited) | |
| **Assets** | | |
| Fixed-maturity securities, held-to-maturity, at amortized cost (fair value of $9,564,055 at March 31, 2021 and $8,194,824 at December 31, 2020) | $ 9,180,786 | $ 7,368,815 |
| Fixed-maturity securities, available-for-sale, at fair value (amortized cost of $139,299,693 at March 31, 2021 and $145,045,584 at December 31, 2020) | 147,585,805 | 157,549,272 |
| Equity securities, at fair value (cost of $32,651,343 at March 31, 2021 and $32,571,166 at December 31, 2020) | 35,430,803 | 34,413,313 |
| Other investments | 6,348,590 | 3,518,626 |
| Total investments | 198,545,984 | 202,850,026 |
| Cash and cash equivalents | 22,179,960 | 19,463,742 |
| Premiums receivable, net | 10,885,621 | 11,819,639 |
| Reinsurance receivables, net | 37,366,742 | 45,460,729 |
| Deferred policy acquisition costs | 19,351,989 | 20,142,515 |
| Intangible assets | 500,000 | 500,000 |
| Property and equipment, net | 8,294,847 | 8,083,123 |
| Other assets | 9,759,071 | 9,262,493 |
| **Total assets** | $ 306,884,214 | $ 317,582,267 |
| **Liabilities** | | |
| Loss and loss adjustment expense reserves | $ 84,457,059 | $ 82,801,228 |
| Unearned premiums | 86,219,795 | 90,009,272 |
| Advance premiums | 4,145,845 | 2,660,354 |
| Reinsurance balances payable | 2,336,498 | 6,979,735 |
| Deferred ceding commission revenue | 93,318 | 93,519 |
| Accounts payable, accrued expenses and other liabilities | 7,789,131 | 8,433,233 |
| Deferred income taxes, net | 3,138,231 | 4,156,913 |
| Long-term debt, net | 29,691,656 | 29,647,611 |
| **Total liabilities** | 217,871,533 | 224,781,865 |
| **Commitments and Contingencies** | | |
| **Stockholders' Equity** | | |
| Preferred stock, $.01 par value; authorized 2,500,000 shares | - | - |
| Common stock, $.01 par value; authorized 20,000,000 shares; issued 11,935,321 shares at March 31, 2021 and 11,871,307 at December 31, 2020; outstanding 10,672,794 shares at March 31, 2021 and 10,616,815 shares at December 31, 2020 | 119,353 | 118,713 |
| Capital in excess of par | 71,116,917 | 70,769,165 |
| Accumulated other comprehensive income | 6,548,178 | 9,880,062 |
| Retained earnings | 15,190,031 | 15,928,345 |
| | 92,974,479 | 96,696,285 |
| Treasury stock, at cost, 1,262,257 shares at March 31, 2021 and 1,254,492 shares at December 31, 2020 | (3,961,798) | (3,895,883) |
| **Total stockholders' equity** | 89,012,681 | 92,800,402 |
| **Total liabilities and stockholders' equity** | $ 306,884,214 | $ 317,582,267 |

**About Kingstone Companies, Inc.**

Kingstone is a northeast regional property and casualty insurance holding company whose principal operating subsidiary is Kingstone Insurance Company ("KICO"). KICO is a New York domiciled carrier writing business through retail and wholesale agents and brokers. KICO offers primarily personal lines insurance products in New York, New Jersey, Rhode Island, Massachusetts, and Connecticut. Kingstone is also licensed in Pennsylvania, New Hampshire and Maine.

**Forward-Looking Statements**

Statements in this press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. For more details on factors that could affect expectations, see Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission under "Factors That May Affect Future Results and Financial Condition." These risks and uncertainties include, without limitation, the following:

- As a property and casualty insurer, we may face significant losses from catastrophes and severe weather events.

- Unanticipated increases in the severity or frequency of claims may adversely affect our operating results and financial condition.

- We are exposed to significant financial and capital markets risk which may adversely affect our results of operations, financial condition and liquidity, and our net investment income can vary from period to period.

- The insurance industry is subject to extensive regulation that may affect our operating costs and limit the growth of our business, and changes within this regulatory environment may adversely affect our operating costs and limit the growth of our business.

- Changing climate conditions may adversely affect our financial condition, profitability or cash flows.

- Because a significant portion of our revenue is currently derived from sources located in New York, our business may be adversely affected by conditions in such state.

- We are highly dependent on a relatively small number of insurance brokers for a large portion of our revenues.

- Actual claims incurred may exceed current reserves established for claims, which may adversely affect our operating results and financial condition.

- We rely on our information technology and telecommunication systems, and the failure of these systems could materially and adversely affect our business.

Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:
**Kingstone Companies, Inc.**
Amanda M. Goldstein
Investor Relations Director
(516) 960-1319